Exhibit 99.1

FOR IMMEDIATE RELEASE:	August 17, 2015

Simmons First National Bank announces organizational changes

David Bartlett, the president of Simmons First National Corp. and the chief banking officer for Simmons Bank, will retire in January following a distinguished banking career.

Bartlett has held leadership positions with major banks in Texas and Arkansas. He was a founder and the chief executive officer of Alliance Bank of Hot Springs, which merged with Simmons in 2004. Bartlett was chairman of the Arkansas Bankers Association in 2013-14.

“David has played a key role in structuring Simmons Bank for continued growth and success,” said George Makris, the Simmons First National Corp. chairman and CEO. “He led the transition from an eight-bank holding company to our current organization. We’ll soon be a one-bank holding company approaching $8 billion in assets. David will be missed.”

“We wish David and his wife Nancy safe travels and much fun as they enjoy their grandchildren in retirement,” said Marty Casteel, the Simmons Bank CEO. “In addition to David’s contributions to our growth, he also introduced many best practices to our organization. David has been a leader in the banking industry and in the communities where he has lived. He has truly represented Simmons well in every aspect of leadership.”

The following changes also were announced Monday:

■	Barry Ledbetter, the chair for the Central/Northeast Arkansas region for Simmons Bank, will assume the duties of chief banking officer. Ledbetter has been with Simmons for three decades. He previously served as chief executive officer of Simmons Bank of Northeast Arkansas, where he established the bank as a consistent top performer for asset quality, growth, efficiency and earnings.
■	Matt Reddin will assume the duties of chief lending officer, a new position for Simmons Bank. Reddin will work to develop community bank lending teams. He also will have a leadership role in the bank’s loan approval structure.
■	Adam Mitchell will assume the duties of chief retail officer, a new position for Simmons Bank. Mitchell will work to ensure the efficient delivery of products and services through the Simmons retail branch network.
■	Freddie Black, the chair for the South Arkansas region for Simmons Bank, will assume the duties of regional chair for the state of Arkansas. Simmons will consolidate the three existing Arkansas regions – Central/Northeast Arkansas, South Arkansas and Northwest Arkansas – into one region. James Stobaugh will continue to lead the northwest Arkansas operations for Simmons and will report to Black.

“Freddie Black’s leadership, banking experience and familiarity with all Arkansas markets uniquely qualify him to grow our statewide market share,” Makris said. “And Barry Ledbetter has been a stalwart for this bank for 30 years. They will do well in these new leadership roles.”

Casteel said of Reddin and Mitchell: “Matt’s leadership and experience will be valuable in recruiting, training and supporting lenders throughout our footprint. Adam, meanwhile, will provide leadership to our retail banking associates in the delivery of products and services to customers in all market areas.”

About Simmons First National Corporation

Simmons First National Corp. is a financial holding company headquartered in Pine Bluff, Ark., with total assets of almost $7.6 billion. The company conducts financial operations in Arkansas, Kansas, Missouri and Tennessee. The company’s wholly owned subsidiary, Simmons First National Bank, offers comprehensive financial solutions delivered with a client-centric approach. The company’s common stock trades on the NASDAQ Global Select Market under the symbol “SFNC.”

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FOR MORE INFORMATION CONTACT:

Rex Nelson
Senior Vice President

Director of Corporate Communications
Simmons Bank

(501) 377-7606